Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of National Commerce Corporation of our report dated April 2, 2014, except for Note 17, as to which the date is August 18, 2014, with respect to the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, appearing in the joint Proxy Statement-Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm as it appears under the caption “Experts.”

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

August 18, 2014